UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

March 31, 2005
Date of Report (Date of earliest event reported)

PXRE GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	1-15259	98-0214719
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

PXRE House 110 Pitts Bay Road Pembroke HM 08 Bermuda (Address, including zip code, of principal executive offices)	P.O. Box HM 1282 Hamilton HM FX Bermuda (Mailing address)

(441) 296-5858
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.03. Material Modification to Rights of Security Holders.

On March 31, 2005, the Company’s mandatorily convertible 5,840.6 Series A1 Convertible Voting Preferred Shares, 3,143.6 Series B1 Convertible Preferred Shares and 1,393.6 Series C1 Convertible Preferred Shares (collectively, the “Series 1 Preferred Shares”) were converted into 4,405,238 Class A Convertible Voting Common Shares, 2,371,088 Class B Voting Convertible Common Shares and 1,051,090 Class C Convertible Voting Common Shares, respectively. The conversion was effected based upon a conversion price of $13.27, which conversion price was agreed between the Company holders of the Company’s Convertible Voting Preferred Shares pursuant to a letter agreement dated as of March 31, 2005 (the “Letter Agreement”). The reduction in the conversion price from $13.40 as of December 31, 2004 to $13.27 at March 31, 2005 primarily reflects re-distribution of losses arising from the Company’s exited direct casualty lines of business between the periods before and after September 30, 2001 as a result of loss payments and loss reports during the first quarter of 2005.

The Company does not expect to report any material adverse loss development with respect to its exited lines segment for the quarter ended March 31, 2005.

A copy of the Letter Agreement is attached hereto as Exhibit 99.1.

The Company’s remaining 6,337 Convertible Voting Preferred Shares will mandatorily convert on April 4, 2008. From the date hereof, the dividends paid on such Convertible Voting Preferred Shares will be paid in cash, rather than additional Convertible Voting Preferred Shares.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit No.	Description

99.1	Agreement, dated as of March 31, 2005, between PXRE Group Ltd. and the holders of the Series A Convertible Voting Preferred Shares, Series B Convertible Preferred Shares and Series C Convertible Preferred Shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PXRE Group Ltd. (Registrant)

By: /s/ Robert P. Myron

Name: Robert P. Myron Title: Senior Vice President & Treasurer

Date: March 31, 2005